AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 24, 1997
                                                     REGISTRATION NO. 333-28937
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            APPLE ORTHODONTIX, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                      8021
                          (PRIMARY STANDARD INDUSTRIAL
                          CLASSIFICATION CODE NUMBER)

              DELAWARE                                     74-2795193
  (STATE OR OTHER JURISDICTION OF                       (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)                    IDENTIFICATION NUMBER)

                            ------------------------

                             APPLE ORTHODONTIX, INC.
                               2777 ALLEN PARKWAY
                                    SUITE 880
                              HOUSTON, TEXAS 77019
                                 (281) 698-2500
               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                H. STEVEN WALTON
                             APPLE ORTHODONTIX, INC.
                               2777 ALLEN PARKWAY
                                    SUITE 880
                              HOUSTON, TEXAS 77019
                                 (281) 698-2500
              (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
               NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

                                 RICHARD S. ROTH
                            JACKSON & WALKER, L.L.P.
                                 1100 LOUISIANA
                                   SUITE 4200
                              HOUSTON, TEXAS 77002

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     FROM TIME TO TIME AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                            ------------------------

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with
General Instruction C, check the following box.  [ ]

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  DELAWARE GENERAL CORPORATION LAW

     Section 145(a) of the General Corporation Law of the State of Delaware (the "DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of NOLO CONTENDERE or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     Section 145(b) of the DGCL states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145(c) of the DGCL provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him in connection therewith.

     Section 145(d) of the DGCL states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b). Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

     Section 145(e) of the DGCL provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

     Section 145(f) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of
Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

     Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of Section 145.

     Section 145(j) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of such a person.

CERTIFICATE OF INCORPORATION

     The Restated Certificate of Incorporation of the Company provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Company, in addition to the limitation on personal liability described above, shall be limited to the fullest extent permitted by the amended DGCL. Further, any repeal or modification of such provision of the Restated Certificate of Incorporation by the stockholders of the Company shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Company existing at the time of such repeal or modification.

BYLAWS

     The Bylaws of the Company provide that the Company will indemnify and hold harmless any director or officer of the Company to the fullest extent permitted by applicable law, as in effect as of the date of the adoption of the Bylaws or to such greater extent as applicable law may thereafter permit, from and against all losses, liabilities, claims, damages, judgments, penalties, fines, amounts paid in settlement and expenses (including attorneys' fees) whatsoever arising out of any event or occurrence related to the fact that such person is or was a director or officer of the Company and further provide that the Company may, but is not required to, indemnify and hold harmless any employee or agent of the Company or a director, officer, employee or agent of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise who is or was serving in such capacity at the written request of the Company; provided, however, that the Company is only required to indemnify persons serving as directors, officers, employees or agents of the Company for the expenses incurred in a proceeding if such person is a party to and is successful, on the merits or otherwise, in such proceeding, or if unsuccessful in the proceeding, but successful as to a matter in such proceeding, the expenses attributable to such matter and provided further that the Company may, but is not required to, indemnify such persons who are serving as a director, officer, employee or agent of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise at the written request of the Company for the expenses incurred in a proceeding if such person is a party to and is successful, on the merits or otherwise, in such proceeding. The Bylaws further provide that, in the event of any threatened, or pending action, suit or proceeding in which any of the persons referred to above is a party or is involved and that may give rise to a right of indemnification under the Bylaws, following written request by such person, the Company will promptly pay to such person amounts to cover expenses reasonably incurred by such person in such proceeding in advance of its final disposition upon the receipt by the Company of (i) a written undertaking executed by or on behalf of such person providing that such person will repay the advance if it is ultimately determined that such person is not entitled to be indemnified by the Company as provided in the Bylaws and (ii) satisfactory evidence as to the amount of such expenses.

UNDERWRITING AGREEMENT

     The Underwriting Agreement relating to the IPO provides for the indemnification of the directors and officers of the Company in certain circumstances.

TRICAP PARTNERS, L.L.C. AGREEMENT

     The financial advisory consulting agreement provides for the indemnification of the directors and officers of the Company in certain circumstances.

  INSURANCE

     The Company intends to maintain liability insurance for the benefit of its directors and officers.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a)  Exhibits.

      EXHIBIT
       NUMBER                    DESCRIPTION
      -------                    -----------
        2.1+    -- Form of Agreement and Plan of Reorganization

        2.2+    -- Form of Uniform Provisions relating to Agreement and Plan of
                   Reorganization

        2.3+    -- Form of Uniform Provisions relating to Contribution Agreement with Sole Proprietorships

        2.4+    -- Form of Uniform Provisions relating to Contribution Agreement with Professional Corporations or Professional Associations

        2.5+    -- Agreement and Plan of Reorganization among Apple Orthodontix,
                   Inc., Orthodontics Exclusively, Ltd. and Paul Bonham, D.D.S.

        2.6+    -- Contribution Agreement among Apple Orthodontix, Inc., Duncan
                   Y. Brown P.C. and Dr. Duncan Y. Brown.

        2.7+    -- Contribution Agreement among Apple Orthodontix, Inc., Roger
                   L. Bumgarner, D.D.S., P.C., Roger Bumgarner, D.D.S., P.C. and Roger L. Bumgarner, D.D.S.

        2.8+    -- Contribution Agreement between Apple Orthodontix, Inc. and
                   Thomas K. Chubb, D.D.S.

        2.9+    -- Contribution Agreement among Apple Orthodontix, Inc., Stanley
                   D. Crawford, D.D.S., P.C. and Stanley D. Crawford, D.D.S.

        2.10+   -- Contribution Agreement among Apple Orthodontix, Inc., Western
                   New York Orthodontic Care, P.C. and Anthony G. Deluke, D.D.S.

        2.11+   -- Contribution Agreement between Apple Orthodontix, Inc. and
                   Robert J. Dennington, D.D.S., M.S.D.

        2.12+   -- Contribution Agreement between Apple Orthodontix, Inc. and
                   Philip DePasquale, D.D.S.

        2.13+   -- Contribution Agreement among Apple Orthodontix, Inc., Robert
                   S. Fields, D.M.D., P.C. and Robert S. Fields, D.M.D.

        2.14+   -- Contribution Agreement among Apple Orthodontix, Inc. and
                   Robert C. Frantz, D.D.S., P.C. and Robert C. Frantz, D.D.S.

        2.15+   -- Contribution Agreement among Apple Orthodontix, Inc., Andrew
                   Girardot, Jr., D.D.S., P.C. and Andrew Girardot, Jr., D.D.S.

        2.16+   -- Agreement and Plan of Reorganization among Apple Orthodontix,
                   Inc., Bruce S. Harris, D.D.S., Inc. and Bruce S. Harris,
                   D.D.S.

        2.17+   -- Contribution Agreement among Apple Orthodontix, Inc., James
                   H. Jennings, D.D.S., P.A. and James H. Jennings, D.D.S.

        2.18+   -- Agreement and Plan of Reorganization among Apple Orthodontix,
                   Inc., Phillip Milanovich, D.D.S., M.S., P.C. and Phillip Milanovich, D.D.S., M.S.

        2.19+   -- Contribution Agreement between Apple Orthodontix, Inc. and
                   Bowen D. Miles, D.M.D.

        2.20+   -- Contribution Agreement among Apple Orthodontix, Inc., Mark J.
                   Mills, D.D.S., P.C. and Mark J. Mills, D.D.S.

        2.21+   -- Agreement and Plan of Reorganization among Apple Orthodontix,
                   Inc., Carlos F. Navarro, D.D.S., M.S.D., P.C. and Carlos F. Navarro, D.D.S., M.S.D.

        2.22+   -- Contribution Agreement among Apple Orthodontix, Inc., Paul
                   Rigali, D.D.S., P.C. and Paul Rigali, D.D.S.

        2.23+   -- Agreement and Plan of Reorganization among Apple Orthodontix,
                   Inc., Carl P. Roy, D.D.S., M.S., P.C. and Carl P. Roy, D.D.S., M.S.

        2.24+   -- Agreement and Plan of Reorganization among Apple Orthodontix,
                   Inc., Budd Rubin, D.D.S., M.S., Inc. and Budd Rubin, D.D.S., M.S.

        2.25+   -- Agreement and Plan of Reorganization among Apple Orthodontix,
                   Inc., John Dell Sauter, D.D.S., M.D.S., P.C. and John Dell Sauter, D.D.S., M.D.S.

        2.26+   -- Agreement and Plan of Reorganization among Apple Orthodontix,
                   Inc., Donald D. Schmitz, D.D.S., M.S., Ltd. and Donald D. Schmitz, D.D.S., M.S.

        2.27+   -- Agreement and Plan of Reorganization among Apple Orthodontix,
                   Inc., Dr. Charles L. Schnibben, Ltd. and Charles L. Schnibben, D.D.S.

        2.28+   -- Agreement and Plan of Reorganization among Apple Orthodontix,
                   Inc., Darrell G. Smith, D.D.S., P.C. and Darrell G. Smith, D.D.S.

        2.29+   -- Agreement and Plan of Reorganization among Apple Orthodontix,
                   Inc., Ronald N. Spiegel, D.M.D., Inc. and Ronald N. Spiegel, D.M.D.

        2.30+   -- Contribution Agreement between Apple Orthodontix, Inc. and
                   Michael C. Theurer, D.D.S.

        2.31+   -- Agreement and Plan of Reorganization among Apple Orthodontix,
                   Inc., Thomas A. Tiller, D.D.S., Inc. and Thomas A. Tiller, D.D.S.

        2.32+   -- Agreement and Plan of Reorganization among Apple Orthodontix,
                   Inc., Jack D. Utley, Jr., D.M.D., P.C. and Jack D. Utley, Jr., D.M.D.

        2.33+   -- Agreement and Plan of Reorganization among Apple Orthodontix,
                   Inc., John G. Vondrak Apple Orthodontix, Inc. and John G. Vondrak, D.D.S.

        2.34+   -- Contribution Agreement between Apple Orthodontix, Inc. and
                   Ira S. Wiedman, D.D.S.

        2.35+   -- Agreement and Plan of Reorganization among Apple Orthodontix,
                   Inc., Ronald H. Roth, D.D.S. and Brian W. Wong, D.D.S., P.C. and Brian W. Wong, D.D.S. The schedules and exhibits to the foregoing acquisition agreements have not been filed as exhibits to this Registration Statement. Pursuant to Item 601(b)(2) of Regulation S-K, Apple agrees to furnish a copy of such schedules and exhibits to the Commission upon request.

        3.1+    -- Restated Certificate of Incorporation

        3.2+    -- Bylaws

        3.3*    -- Certificate of Amendment to Restated Certificate of
                   Incorporation

        4.1+    -- Form of certificate evidencing ownership of Common Stock of
                   Apple Orthodontix, Inc.

        4.2+    -- Form of Registration Rights Agreement

        4.3+    -- Registration Rights Agreement among Apple Orthodontix, Inc.,
                   John G. Vondrak, D.D.S. and TriCap Funding I, L.L.C.

        4.4+    -- Registration Rights Agreement between TriCap Partners, L.L.C.
                   and Apple Orthodontix, Inc.

        5.1     -- Opinion of H. Steven Walton

       10.1+    -- Apple Orthodontix, Inc., 1996 Stock Option Plan

       10.2+    -- Employment Agreement between Apple Orthodontix, Inc. and John
                   G. Vondrak, D.D.S.

       10.3+    -- Employment Agreement between Apple Orthodontix, Inc. and
                   Robert J. Syverson

       10.4+    -- Employment Agreement between Apple Orthodontix, Inc. and
                   Michael W. Harlan

       10.5+    -- Employment Agreement between Apple Orthodontix, Inc. and W.
                   Daniel Cook

       10.6+    -- Form of California Service Agreement

       10.7+    -- Employment Agreement of H. Steven Walton

       10.8+    -- Form of Service Agreement

       10.9+    -- Consulting Agreement between TriCap Partners, L.L.C. and
                   Apple Orthodontix, Inc.

       10.10+   -- Amendment to Consulting Agreement between TriCap Partners and
                   Apple Orthodontix, Inc.

       10.11+   -- Form of Flat Fee Service Agreement

       23.1*    -- Consent of Arthur Andersen LLP

       23.2     -- Consent of H. Steven Walton (contained in Exhibit 5.1)

       24.1*    -- Power of Attorney (contained on the signature page of this
                   Registration Statement)

       27.1     -- Financial Data Schedule

------------
  + Previously filed as an exhibit to the Company's Registration Statement on Form S-1 (No. 333-22785), and incorporated herein by reference.

  *  Previously filed

     (b)  Financial Statement Schedules.

     All schedules are omitted because they are not applicable or because the required information is contained in the Financial Statements or Notes thereto.

ITEM 17.  UNDERTAKINGS.

     (a)  The Company hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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
          (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

          (6) That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documens filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, APPLE ORTHODONTIX, INC. HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HOUSTON, STATE OF TEXAS, ON JUNE 24, 1997.

                                          APPLE ORTHODONTIX, INC.
                                          By: /s/ JOHN G. VONDRAK, D.D.S.
                                                  JOHN G. VONDRAK, D.D.S.
                                                  CHAIRMAN OF THE BOARD AND
                                                  CHIEF EXECUTIVE OFFICER

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED AND ON JUNE 24, 1997.

        SIGNATURES                      TITLE
        ----------                      -----
/s/JOHN G. VONDRAK, D.D.S.    Chairman of the Board and Chief
 JOHN G. VONDRAK, D.D.S.      Executive Officer (Principal Executive
                              Officer)

   /s/MICHAEL W. HARLAN       Vice President and Chief Financial
    MICHAEL W. HARLAN         Officer (Principal Financial and
                              Accounting Officer)

    /s/W. DANIEL COOK *       Director
      W. DANIEL COOK

  /s/WILLIAM W. SHERRILL *    Director
   WILLIAM W. SHERRILL

By /s/ MICHAEL W. HARLOW
       Michael W. Harlow
       individually and as
       attorney-in-fact

                                      II-7